Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Patricia Hogan
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9393
kpatterson@websense.com	phogan@websense.com

N E W S R E L E A S E

Websense Reports Record First Quarter Billings on Strong TRITON Performance

•	First quarter revenues of $89.5 million, up one percent year-over-year

•	First quarter billings of $80.6 million, up five percent year-over-year

•	First quarter TRITON billings of $49.0 million, up 42 percent year-over-year

SAN DIEGO—April 24, 2012—Websense, Inc. (NASDAQ: WBSN) today announced financial results for the first quarter of 2012. The company also announced the promotion of Michael A. Newman to executive vice president and chief financial officer.

“This was the fourth consecutive quarter where Websense® TRITON™ solutions accounted for the majority of billings. It demonstrates continued success of our sales team in upgrading our filtering customers to our integrated web, email, mobile, and data security offerings,” said Gene Hodges, Websense CEO. “Growth in business with new customers accelerated as we closed more enterprise transactions, consistent with the maturity and experience of our sales force. Awareness of the need for data-centric security is increasing, and security experts recognize we have the best solution to protect against modern data-stealing threats.”

First Quarter 2012 GAAP Financial Highlights

•	Revenues of $89.5 million, compared with $88.6 million in the first quarter of 2011.

•	Software and service revenues of $82.0 million, compared with $80.3 million in the first quarter of 2011.

•

Appliance revenues of $7.5 million, which consisted of approximately $5.8 million in current-period appliance sales and approximately $1.7 million of deferred appliance revenue from pre-2011 appliance sales, compared with $8.3 million of appliance revenues in the first quarter of 2011, which consisted of approximately $4.8 million in current-period appliance sales and the remainder from deferred appliance revenue from pre-2011 appliance sales.

•	Operating income of $10.7 million, compared with $7.8 million in the first quarter of 2011.

•

Provision for income taxes of $11.7 million, which included $8.8 million related to an expected settlement of the U.S. Internal Revenue Service (IRS) tax audits for the 2005 through 2007 tax years. This matter is discussed in more detail later in this news release under “IRS Tax Settlement.”

•

A net loss of $1.8 million, or five cents per diluted share, compared with net income of $8.1 million, or 20 cents per diluted share, in the first quarter of 2011. The net loss of $1.8 million is the result of the $8.8 million increase in the tax provision related to the expected settlement with the IRS.

•	Weighted average diluted shares outstanding of 37.6 million, compared with 41.4 million in the first quarter of 2011.

•

Cash flow from operations of $22.4 million, compared with $31.4 million in the first quarter of 2011. The decrease in cash flow from operations was primarily due to lower cash collections and a $2.3 million increase in cash taxes in the first quarter of 2012 compared with the first quarter of 2011.

•	Quarter-end accounts receivable of $61.9 million, compared with $55.4 million at the end of the first quarter of 2011 and $80.1 million at the end of the fourth quarter of 2011.

•	Days billings outstanding of 69 days, compared with 65 days at the end of the first quarter of 2011 and 62 days billings outstanding at the end of the fourth quarter of 2011.

•

Deferred revenue of $384.1 million, an increase of $1.8 million compared with deferred revenue of $382.3 million at the end of the first quarter of 2011. Deferred revenue at the end of the first quarter of 2012 included $6.9 million from pre-2011 appliance sales, a decrease of $9.6 million from the year ago period. Deferred revenue from pre-2011 appliance sales will continue to decrease quarterly.

First Quarter 2012 Non-GAAP1 Financial Highlights

•

Billings of $80.6 million, an increase of five percent compared with the first quarter of 2011. Changes in currency exchange rates, compared with exchange rates prevailing in the first quarter of 2011, did not materially impact first quarter 2012 billings performance.

•

Non-GAAP operating income of $17.8 million, compared with non-GAAP operating income of $17.1 million in the first quarter of 2011. Non-GAAP operating margin in the first quarter of 2012, calculated as a percentage of revenues, was 19.9 percent, compared with 19.3 percent in the first quarter of 2011.

•

Billings-based operating margin of 11.9 percent, compared with billings-based operating margin of 8.8 percent in the first quarter of 2011. Billings-based operating margin is calculated like revenue-based non-GAAP operating margin, but is computed using billings as the top-line measure and excludes deferred appliance costs to match current period sales activities with current period costs.

•

A non-GAAP tax provision of $3.2 million, based on a long-term effective tax rate of 19 percent, compared with a non-GAAP tax provision of $3.6 million, based on an effective tax rate of 20 percent, in the first quarter of 2011.

•	Non-GAAP net income of $13.7 million, or 36 cents per diluted share, compared with $14.6 million, or 35 cents per diluted share, in the first quarter of 2011.

Summary Metrics

Millions, except percentages, duration, number of transactions, and days billings outstanding	Q1’12	Q1’11	Y/Y Chg
Total billings	$80.6	$76.7	5%
U.S. billings	$37.5	$34.4	9%
International billings	$43.1	$42.3	2%
TRITON solution billings[2]	$49.0	$34.4	42%
Appliance billings	$6.0	$5.3	13%
Number of transactions >$100K	124	101	23%
Average contract duration (months)	25.5	23.6	8%
Days billings outstanding (DSOs)	69	65	4 da	ys
Cash and cash equivalents	$70.3	$79.3	-11%
Balance on revolving credit facility	$68.0	$63.0	8%
Share repurchases ($)	$20.0	$25.0	-20%
Shares repurchased	1.1	1.2	-8%

1.	A detailed description of the company’s non-GAAP financial measures appears under “Non-GAAP Financial Measures” and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the tables “Reconciliation of GAAP to Non-GAAP Financial Measures.”
2.	TRITON solutions include the TRITON family of security gateways for web, email, mobile, and data security (including related appliances and technical support subscriptions), Websense Data Security Suite and cloud-based security solutions. Non-TRITON solutions include web filtering products, including Websense Web Filtering, Websense Web Security Suite and related appliances, plus SurfControl email security products.

Outlook for the Second Quarter and Fiscal Year 2012

Websense provides guidance on anticipated financial performance for the second quarter and the fiscal year based on an assessment of the current business environment, historical seasonal business trends, and prevailing exchange rates between the U.S. dollar and other major currencies. Annual guidance is updated each quarter with the release of quarterly results. In providing guidance, the company emphasizes that all forward-looking statements are based on current expectations, including average contract duration between 23 and 24 months and prevailing currency exchange rates of $1.33 for the Euro and $1.60 for the Pound Sterling. The company disclaims any obligation to update the statements as circumstances change.

Millions, except percentages and per-share amounts	Q2’12 Outlook	2012 Outlook
Total billings	$88 – 92	$373 – 393
Appliance billings (% of total billings)	7 – 8%	7 – 8%
Revenues	$89 – 91	$364 – 374
Non-GAAP gross profit margin	84 – 85%	84 – 85%
Non-GAAP operating margin	17 – 19%	19 – 21%
Non-GAAP earnings per diluted share	$0.34 – 0.37	$1.50 – 1.65
Non-GAAP effective tax rate	19%	19%
Average diluted shares outstanding	37.5 – 38	37 – 38
Cash flow from operations	$8 – 10	$56 – 67
Capital expenditures	~$3.0	$12 – 14

Additionally, outlook ranges for 2012 reflect:

•

Billings-based non-GAAP operating margin of 22 to 25 percent. Billings-based non-GAAP operating margin is calculated like revenue-based non-GAAP operating margin, but uses billings as the top-line measure and excludes deferred appliance costs to match current period sales activities with current period costs.

•	Expected cash tax payments of:

o	Approximately $5 million in the second quarter of 2012.

o	Approximately $21-22 million in the second half of 2012, including $15-16 million related to the expected settlement with the IRS for tax years 2005 through 2007.

•	Non-cash items related to the recognition of revenue and costs associated with pre-2011 appliance billings:

o	Remaining deferred revenue of $6.9 million from pre-2011 appliance billings (as of March 31, 2012) that will continue to be recognized ratably according to the original subscription periods, including $1.6 million to be recognized in the second quarter of 2012 (compared to $3.2 million in the second quarter of 2011).

o	Remaining deferred costs of $3.2 million from pre-2011 appliance billings (as of March 31, 2012) that will continue to be recognized ratably according to the original subscription periods, including $0.7 million to be recognized in the second quarter of 2012 (compared to $1.5 million in the second quarter of 2011).

o	On January 1, 2011, Websense was required to adopt Accounting Standards Update (ASU) 2009-13 (Multiple Deliverable Revenue Arrangements) and ASU 2009-14 (Certain Revenue Arrangements that Include Software Elements), which require the immediate recognition of appliance revenues upon sale. Prior to January 1, 2011, the company recognized revenue and costs from appliance sales ratably according to the original subscription terms. The schedules below summarize the actual and expected recognition of remaining deferred appliance revenues and costs by quarter for 2011 and 2012:

2011 Summary of Amounts Related to pre-2011 Appliance Sales

	Remaining	Remaining	Remaining	Remaining	Remaining	Remaining	Remaining
Millions	Deferred balances as of 12/31/10 (actual)	2011 Recognition Schedule (actual)					Remaining deferred balances as of 12/31/11 (actual)
		Q1’11	Q2’11	Q3’11	Q4’11	2011
Revenue	$20.0	$3.5	$3.2	$2.6	$2.1	$11.4	$8.6
Costs	$9.2	$1.6	$1.5	$1.1	$1.0	$5.2	$4.0

2012 Summary of Amounts Related to pre-2011 Appliance Sales

	Remaining	Remaining	Remaining	Remaining	Remaining	Remaining	Remaining
Millions	Deferred balances as of 12/31/11 (actual)	2012 Recognition Schedule					Remaining deferred balances as of 12/31/12 (expected)
		Q1’12 (actual)	Q2’12 (expected)	Q3’12 (expected)	Q4’12 (expected)	2012 (expected)
Revenue	$8.6	$1.7	$1.6	$1.4	$1.2	$5.9	$2.7
Costs	$4.0	$0.8	$0.7	$0.6	$0.5	$2.6	$1.4

IRS Tax Settlement

The company announced an agreement in principle to settle an outstanding dispute with the IRS relating to an audit of the company’s 2005 through 2007 tax years. During the first quarter of 2010, the company was informed by the IRS that it had completed its audit of the company’s tax returns from 2005 through 2007, and the IRS proposed tax adjustments relating to the company’s buy-in and cost-sharing arrangement with its Irish subsidiary, the company’s research and development tax credits, and income tax deductions for certain equity compensation. The amount of additional tax proposed by the IRS totaled approximately $19.0 million.

As a result of settlement discussions during the first quarter of 2012, the company reached an agreement in principle with the IRS to settle the audit adjustments. Upon entering into a definitive settlement agreement, the company expects to pay approximately $10 million in federal tax, plus $5-6 million in state tax and accumulated interest. The company expects these additional tax amounts to be offset in part by approximately $4 million of future tax benefits. When finalized, the settlement completely resolves the issues in dispute, including issues related to buy-in payments associated with the company’s cost-sharing arrangement with its Irish subsidiary.

Newman to Lead Finance and Administration

The company announced the promotion of Michael A. Newman to executive vice president and chief financial officer. Since September 2011, Newman has been serving as interim chief financial officer in addition to his roles as general counsel and chief administrative officer. As chief financial officer, Newman’s responsibilities will include finance, accounting, tax, investor relations, human resources, legal, and facilities. He also will continue to serve as the company’s corporate secretary. The company has initiated a search to fill the general counsel role.

“Mike knows our business well and is eminently qualified to lead our finance and accounting organizations,” said Gene Hodges, Websense CEO. “He played a central role in the development and execution of our transformation strategy. As general counsel and chief administrative officer, he participates in virtually every aspect of our business, from collaborating with sales leadership on sales process to working with engineers in expanding the company’s patent portfolio. We have strong leaders in each of the functional areas Mike manages, and he has proven his ability to lead this team since assuming the interim CFO role last fall.”

Newman joined the company in 2002 as general counsel and later broadened his areas of responsibility to include human resources, facilities, and administration.

Conference Call Details

Management will host a conference call and simultaneous webcast to discuss the financial results and outlook today, April 24, at 2 p.m. Pacific Daylight Time. To participate in the conference call, investors should dial (866) 757-5630 (domestic) or 707-287-9356 (international) 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed at www.websense.com/investors. An archive of the webcast will be available on the company’s website through June 30, 2012, and a recorded replay of the call will be available for one week at (855) 859-2056 and (404) 537-3406, pass code 68383874.

Non-GAAP Financial Measures

This news release provides financial measures for non-GAAP gross profit, operating expenses, operating margin, income from operations, provision for income taxes, net income, and diluted earnings per share that are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends, and prospects and to compare current operating results with historic operating results. Reconciliations of the GAAP and non-GAAP financial measures for the first quarters of 2012 and 2011 are provided at the end of this news release.

This news release also includes financial measures for various categories of billings, billings operating margin and other billings-related measures that are not numerical measures that can be calculated in accordance with GAAP. Websense provides these measurements in reporting financial performance because these measurements provide a consistent basis for understanding the company’s sales activities in the current period. The company believes that these measurements are useful to investors because the GAAP measurements of revenues and deferred revenue in the current period include subscription contracts commenced in prior periods. The roll forward of deferred revenue (which includes billings and revenues) for the first quarter of 2012 is set forth at the end of this news release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in unified web security, email security, mobile security, and data loss prevention (DLP) solutions, delivers the best content security for modern threats at the lowest total cost of ownership to tens of thousands of enterprise, mid-market and small organizations around the world. Distributed through a global network of channel partners and delivered as software, appliance and Security-as-a-Service (SaaS), Websense content security solutions help organizations leverage web 2.0 and cloud communication, collaboration, and social media while protecting from advanced persistent threats, preventing the loss of confidential information and enforcing internet use and security policies. Websense is headquartered in San Diego, California with offices around the world. For more information, visit www.websense.com.

Follow Websense on Twitter: www.twitter.com/websense

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# # #

This news release contains forward-looking statements that involve risks, uncertainties, assumptions, and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including financial estimates; the statements of Gene Hodges; statements about our expected continued success selling TRITON solutions; statements about the effectiveness of our products; billings, revenues, and growth trends; statements regarding the expected settlement with the IRS; and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” and similar words. The potential risks and uncertainties that contribute to the uncertain nature of these statements include, among others, risks associated with customer acceptance of the company’s products and services, product performance, launching new product offerings, products and fee structures in a changing market, the success of Websense’s brand development efforts, the volatile and competitive nature of the internet and security industries, changes in domestic and international market conditions (including in continental Europe), fluctuations in currency exchange rates and impacts of macro-economic conditions on our customers, ongoing compliance with the covenants in the company’s credit facility, changes in accounting interpretations, and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Revenues:
Software and service	$82,008	$80,303
Appliance	7,516	8,331

Total revenues	89,524	88,634
Cost of revenues:
Software and service	10,975	10,426
Appliance	3,187	4,237

Total cost of revenues	14,162	14,663

Gross profit	75,362	73,971
Operating expenses:
Selling and marketing	39,027	40,855
Research and development	15,290	14,160
General and administrative	10,318	11,164

Total operating expenses	64,635	66,179

Income from operations	10,727	7,792
Interest expense	(656)	(426)
Other (expense) income, net	(252)	1,464

Income before income taxes	9,819	8,830
Provision for income taxes	11,652	709

Net (loss) income	$(1,833)	$8,121

Basic net (loss) income per share	$(0.05)	$0.20

Diluted net (loss) income per share	$(0.05)	$0.20

Weighted average shares—basic	37,630	40,531

Weighted average shares—diluted	37,630	41,398

Financial Data:
Total deferred revenue	$384,076	$382,334

Websense, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31, 2012 (Unaudited)	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$70,346	$76,201
Accounts receivable, net	61,914	80,147
Income tax receivable/prepaid income tax	155	738
Current portion of deferred income taxes	30,055	30,021
Other current assets	13,408	13,793

Total current assets	175,878	200,900
Cash and cash equivalents—restricted, less current portion	659	628
Property and equipment, net	17,492	16,832
Intangible assets, net	24,294	26,412
Goodwill	372,445	372,445
Deferred income taxes, less current portion	8,667	8,599
Deposits and other assets	7,906	8,622

Total assets	$607,341	$634,438

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,319	$9,026
Accrued compensation and related benefits	22,356	22,770
Other accrued expenses	15,390	16,534
Current portion of income taxes payable	10,819	3,187
Current portion of deferred tax liability	87	86
Current portion of deferred revenue	242,363	250,597

Total current liabilities	297,334	302,200
Other long term liabilities	2,456	2,600
Income taxes payable, less current portion	12,235	11,955
Secured loan	68,000	73,000
Deferred tax liability, less current portion	2,520	2,501
Deferred revenue, less current portion	141,713	142,437

Total liabilities	524,258	534,693
Stockholders’ equity:
Common stock	571	568
Additional paid-in capital	421,635	415,573
Treasury stock, at cost	(407,018)	(385,544)
Retained earnings	70,414	72,247
Accumulated other comprehensive loss	(2,519)	(3,099)

Total stockholders’ equity	83,083	99,745

Total liabilities and stockholders’ equity	$607,341	$634,438

Websense, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Three Months Ended March 31,
	2012	2011
Operating activities:
Net (loss) income	$(1,833)	$8,121
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,906	6,510
Share-based compensation	5,014	5,505
Deferred income taxes	—	119
Unrealized gain on foreign exchange	144	(750)
Excess tax benefit from share-based compensation	(130)	(529)
Changes in operating assets and liabilities:
Accounts receivable	18,968	26,779
Other assets	321	(1,316)
Accounts payable	(3,206)	(403)
Accrued compensation and related benefits	(680)	(1,078)
Other liabilities	(483)	(2,201)
Deferred revenue	(8,962)	(11,974)
Income taxes payable and receivable/prepaid	8,297	2,627

Net cash provided by operating activities	22,356	31,410

Investing activities:
Change in restricted cash and cash equivalents	(17)	38
Purchase of property and equipment	(2,784)	(1,911)
Purchase of intangible assets	—	(275)

Net cash used in investing activities	(2,801)	(2,148)

Financing activities:
Proceeds from secured loan	—	26,000
Principal payments on secured loan	(5,000)	(30,000)
Principal payments on capital lease obligation	(587)	(569)
Proceeds from exercise of stock options	1,383	1,711
Excess tax benefit from share-based compensation	130	529
Tax payments related to restricted stock unit issuances	(1,475)	(1,401)
Purchase of treasury stock	(20,490)	(23,969)

Net cash used in financing activities	(26,039)	(27,699)

Effect of exchange rate changes on cash and cash equivalents	629	390
(Decrease) Increase in cash and cash equivalents	(5,855)	1,953
Cash and cash equivalents at beginning of period	76,201	77,390

Cash and cash equivalents at end of period	$70,346	$79,343

Cash paid during the period for:
Income taxes, net of refunds	$2,997	$694
Interest	$607	$393
Non-cash financing activities:
Change in operating assets and liabilities for unsettled purchase of treasury stock and exercise of stock options	$313	$1,030

Websense, Inc.

Rollforward of Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance at December 31, 2011	$393,034
Net billings during first quarter 2012	80,567
Less revenue recognized during first quarter 2012	(89,524)
Translation adjustment	(1)

Deferred revenue balance at March 31, 2012	$384,076

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
GAAP Gross profit	$75,362	$73,971
Amortization of acquired technology (2)	539	645
Share-based compensation (1)	338	285

Gross profit adjustment	877	930

Non-GAAP Gross profit	$76,239	$74,901

GAAP Operating expenses	$64,635	$66,179
Amortization of other intangible assets (2)	(1,512)	(3,160)
Share-based compensation (1)	(4,675)	(5,220)

Operating expense adjustment	(6,187)	(8,380)

Non-GAAP Operating expenses	$58,448	$57,799

GAAP Income from operations	$10,727	$7,792
Gross profit adjustment	877	930
Operating expense adjustment	6,187	8,380

Non-GAAP Income from operations	$17,791	$17,102

GAAP Provision for income taxes	$11,652	$709
Provision for income taxes adjustment	(8,433)	2,931

Non-GAAP Provision for income taxes (3)	$3,219	$3,640

GAAP Net (loss) income	$(1,833)	$8,121
Gross profit adjustment	877	930
Operating expense adjustment	6,187	8,380
Amortization of deferred financing fees (4)	60	60
Provision for income tax adjustment	8,433	(102)
Tax related adjustments from other discrete items (5)	—	(2,829)

Non-GAAP Net income	$13,724	$14,560

GAAP Net (loss) income per share	$(0.05)	$0.20
Non-GAAP adjustments as described above per share, net of tax (1-5)	0.41	0.15

Non-GAAP Net income per share	$0.36	$0.35

GAAP Diluted common shares	37,630	41,398
Effect of dilutive securities	540	—

Non-GAAP Diluted common shares	38,170	41,398

(1) Share-based compensation. This consists of non-cash expenses for employee stock options, restricted stock units, and our employee stock purchase plan determined in accordance with the fair value method of accounting for share-based compensation. When evaluating the performance of our business and developing short- and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall stockholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.

(2) Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trademarks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre- and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(3) Non-GAAP effective tax rate. For 2011, the company’s annual non-GAAP effective tax rate was calculated by dividing the company’s annual non-GAAP tax expense by its annual non-GAAP taxable income. The company’s non-GAAP taxable income is determined by adjusting its GAAP taxable income for its non-GAAP adjustments on a country-by-country basis. The company determines its annual non-GAAP tax expense by adding together the non-GAAP tax expense for each country based on each country’s applicable tax rate. The company determines its interim non-GAAP effective tax expense in accordance with the general principles of ASC 740, Accounting for Income Taxes. In 2012, the company’s non-GAAP effective tax rate is based on the company’s anticipated long term annual non-GAAP tax expense divided by the company’s long-term annual non-GAAP taxable income.

(4) Amortization of deferred financing fees. This is a non-cash charge that is disregarded by the company’s management when evaluating our ongoing performance and/or predicting our earnings trends, and is excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.

(5) Tax related adjustments from other discrete items. This amount represents the non-recurring tax effect from the transfer of customer relationship intangible assets and the related deferred tax liabilities from a higher tax rate jurisdiction to a lower tax rate jurisdiction. The tax benefit is reflected in the first quarter of 2011 upon the completion of our global distribution restructuring and is not expected to recur.

Websense, Inc.

Non-GAAP Billings Operating Margin Reconciliation

(Unaudited and in thousands, except percentages)

	Three Months Ended March 31,
	2012		2011
Billings:
Software and service billings	$74,615	92.6%	$71,409	93.2%
Appliance billings	5,952	7.4%	5,250	6.8%

Total billings	80,567	100.0%	76,659	100.0%

Non-GAAP Cost of billings:
Software and service cost of billings	10,098	13.5%	9,496	13.3%
Appliance cost of billings (1)	2,429	40.8%	2,623	50.0%

Non-GAAP Cost of billings	12,527	15.5%	12,119	15.8%

Non-GAAP Gross margin:
Software and service gross margin	64,517	86.5%	61,913	86.7%
Appliance gross margin	3,523	59.2%	2,627	50.0%

Non-GAAP Gross margin	68,040	84.5%	64,540	84.2%

Non-GAAP Operating expenses:
Selling and marketing	35,734	44.4%	36,365	47.4%
Research and development	14,019	17.4%	13,116	17.1%
General and administrative	8,695	10.8%	8,318	10.9%

Non-GAAP Operating expenses	58,448	72.6%	57,799	75.4%

Non-GAAP Billings operating margin	$9,592	11.9%	$6,741	8.8%

(1)	Excluding deferred appliance expenses associated with pre-2011 appliance sales.

The non-GAAP financial measures included in the tables above and in the tables on the preceding page are non-GAAP gross profit, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP provision for income taxes, non-GAAP net income, non-GAAP net income per share, billings, non-GAAP cost of billings, non-GAAP gross margin and non-GAAP billings operating margin which adjust for the following items: acquisition-related adjustments, share-based compensation expense, amortization of intangible assets, deferred expenses and certain other items. We believe that the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the company’s operating results, as well as when planning, forecasting, and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.